Exhibit 99.1

For more information, contact:

David Flanery

SVP and Chief Financial Officer

502-261-4753

PAPA JOHN’S ANNOUNCES 2008

GROWTH PLANS AND EARNINGS GUIDANCE

Share Repurchase Authorization Increased; 2007 Earnings Guidance Reaffirmed

Highlights

•                  Projected earnings per share of $1.68 to $1.76, excluding FIN 46

•                  Projected domestic system-wide comparable sales increase of 1.25% to 2.75%

•                  Projected international system-wide sales increase of 30% to 35%

•                  Projected worldwide net new unit openings of 160 to 190

•                  Approved $50 million share repurchase authorization

•                  Reaffirmed 2007 earnings per share guidance at $1.64 to $1.68, excluding FIN 46 (base earnings projected at $1.56 to $1.60 per share, excluding $0.08 per share related to the settlement of certain tax issues)

Louisville, Kentucky (December 6, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced its 2008 growth plans and earnings guidance.  The company projects earnings per share in the range of $1.68 to $1.76 for 2008, excluding the impact from the consolidation in accordance with FIN 46 of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity. Earnings at the high end of this range would represent an approximate 10% increase over the high end of the reaffirmed 2007 baseline earnings guidance of $1.60. The projected earnings guidance includes the accretive impact of the expected execution of the increased share repurchase authorization throughout the year.

“The projected results for 2008 demonstrate the strength of our business model and its ability to drive shareholder value in a tough operating environment,” said CEO and President Nigel Travis.  “We will continue to generate substantial free cash flow which allows us to continue our share repurchase program and enhance returns for all shareholders.  We are excited about our position as the only brand among our key national competitors with significant growth opportunities domestically, and we believe we have built a strong foundation to enable us to take advantage of our tremendous opportunities internationally.”

Significant 2008 Operational Assumptions

                Restaurant Sales Growth — Domestic system-wide comparable sales are expected to increase 1.25% to 2.75% for 2008, with results for company-owned and franchised units expected to be relatively consistent.  Total sales growth for international restaurants is expected to range from 30% to 35%.

                Unit Growth — Worldwide net unit growth is expected to be in the range of 160 to 190 units.  It is expected that the net unit growth will be approximately one-third domestic units and approximately two-thirds international units.   This would represent approximately 2% domestic unit growth and 25% international unit growth.  Over 80% of the domestic net unit growth is expected to be franchised restaurants while substantially all of the International net unit growth is expected to be franchise units, except for a small number of company-owned unit openings in the United Kingdom and Beijing, China.

                Revenues — Consolidated revenues are expected to increase in the range of 10% to 15% over expected 2007 results, approaching $1.2 billion in 2008.  The acquisition of 61 domestic restaurants from franchisees during 2007 will favorably impact 2008 revenue growth on top of the net unit and comparable sales growth expectations.  In addition, the increase in revenues reflects the impact of anticipated higher commodity costs (primarily cheese) on commissary revenues.

                Operating Margin — Consolidated operating income as a percentage of revenues is expected to be approximately 50 to 75 basis points lower than in 2007.  In addition to the unfavorable impact of the acquisition of restaurants from franchisees during 2007 on consolidated margin percent, factors impacting operating margins for the key business segments are as follows:

•                  Domestic company-owned restaurants are expected to experience a decline in operating margin of approximately 0.8% to 1.0%, primarily due to higher food costs (mainly cheese) and higher labor rates.

•                  Domestic franchising is expected to increase only in relation to net unit growth and comparable sales increases year-over-year, as the impact of the 0.25% increase in royalty rate is expected to be substantially offset by increased royalty waivers and the impact of the incremental fee income recognized in the fourth quarter of 2007 in connection with the franchise renewal program.

•                  The domestic commissary business unit is expected to have a relatively flat operating margin percent in 2008 as compared to 2007.  The unfavorable margin impact of a fixed dollar mark-up on higher cheese costs is expected to be substantially offset by operating efficiencies and fixed cost leverage due to increased volumes resulting from net new unit growth and per unit sales growth.

•                  Operating losses from the International business unit, including the UK, are expected to be in the $5.5 to $6.0 million range in 2008, representing an approximate $3.0 million improvement over the expected 2007 results, due to increased franchise fees and royalties from new unit openings and per unit sales growth.

•                  G&A costs are expected to decline slightly as a percent of revenues in 2008.  Corporate support costs on a segment basis are expected to increase modestly during 2008, primarily in the marketing and systems areas.

•                  Additionally, equity-based and short-term bonus compensation expense (categorized as G&A costs for external financial reporting purposes and corporate support costs on a segment basis) is expected to be between $4 million to $5 million higher in 2008 than 2007. The 2007 equity-based compensation was significantly reduced by the forfeiture of units associated with certain executive departures, the change in the Founder’s status from an employee director to non-employee director and the reduction in share price during the year.  In addition, the 2008 short-term bonus compensation expense is expected to be higher than in 2007 at budgeted levels of performance attainment.

Net interest expense — Net interest expense for 2008 is expected to be in the $6.0 million to $6.5 million range.  The increase in the 2008 interest expense, as compared to the 2007 amount, is due to a modest increase in the average debt expected to be outstanding in 2008.

Capital Expenditures — Capital expenditures for 2008 are expected to approximate $35 million, of which $15 to $16 million relates primarily to new unit growth, $12 to $13 million is considered maintenance capital for the existing company-owned restaurant portfolio, commissary system and information systems infrastructure, and $6 to $7 million is for cost reduction initiatives, such as completion of the roll-out of the WOW ovens to company-owned units.

Share Repurchase Authorization

The company further announced that its Board of Directors approved a $50 million increase in the amount of the company’s common stock that may be repurchased from time to time.  The authorization includes both market purchases as well as private transactions and is effective beginning January 1, 2008 through December 28, 2008. The company intends to fund the increase in the share repurchase program from operating cash flows.

2007 Earnings Guidance Reaffirmed

The company reaffirmed its earnings guidance for 2007, as most recently updated in connection with the third quarter earnings release, of a range from $1.64 to $1.68 per share, excluding the impact of the consolidation of BIBP.  The consolidation of BIBP results for 2007 is expected to decrease earnings by approximately $0.57 per share (a decrease in pre-tax income of approximately $27.1 million).

The 2007 guidance includes approximately $0.08 per share of earnings related to the settlement of certain tax issues during the third quarter of 2007.  Accordingly, the base earnings projection for 2007, excluding the tax items, ranges from $1.56 to $1.60 per share.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the timing of franchise agreement renewals; the possibility of impairment charges if our United Kingdom operations or recently acquired restaurants perform below our expectations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (QC Centers) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to obtain high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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For more information about the company, visit Papa John’s at http://www.papajohns.com.